Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ron Zollars, San Diego	Zuraidah Hoffman, Washington
	858/826-7896	703/676-2541
	zollarsr@saic.com	hoffmanz@saic.com

SAIC ANNOUNCES RECORD REVENUES FOR FISCAL YEAR 2004

(SAN DIEGO) April 6, 2004 — Science Applications International Corporation (SAIC) today announced financial results for the fiscal year ended January 31, 2004 (Fiscal 2004).

SAIC achieved record revenues of $6.7 billion, reflecting a growth rate of 14 percent over our previous year’s revenues of $5.9 billion.  Revenues from our regulated segment, primarily federal government customers, increased 24 percent or $1 billion over the prior year, which reflects an increase in contract awards.  Revenues from our non-regulated telecommunications segment customers decreased 18 percent or $192 million, as we continued to experience weakness in the commercial telecommunications market.  In addition, our non-regulated other segment revenues decreased 7 percent or $30 million, largely due to continued lower contract spending on outsourcing initiatives by our commercial customers in the energy industry.

SAIC’s operating income for Fiscal 2004 was $540 million compared to $499 million for Fiscal 2003.  The increase in operating income was driven primarily by growth in revenues and operating income in our regulated segment, partially offset by lower revenues and operating income in our non-regulated telecommunications and other segments.

Non-operating items for Fiscal 2004 totaled $30 million of expense compared to $142 million of expense in Fiscal 2003.  The improvement in non-operating items of $112 million was primarily caused by lower net losses in our investment portfolio of $140 million, offset by a $23 million increase in our net interest expense (interest

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expense after subtracting interest income), and a $5 million increase in other non-operating expense items.

Net income for Fiscal 2004 was $351 million, compared to $246 million in Fiscal 2003, and increased primarily due to our improvement in both operating income and non-operating expense items.

“We are very proud of our performance for Fiscal 2004, particularly as we celebrate the 35th anniversary of our company,” said Ken Dahlberg, SAIC president and chief executive officer. “SAIC’s success over our 35 years is due to the extraordinary vision of Dr. Beyster, our chairman and founder, and the collective efforts of all the employee owners who have built a premier organization serving our customers with distinction.”

Revenues for the fourth quarter of Fiscal 2004 were $1.8 billion, compared to $1.5 billion in the fourth quarter of Fiscal 2003.  Operating income in the fourth quarter was $126 million in Fiscal 2004, compared to $117 million in Fiscal 2003. Our growth in revenues and operating income in our regulated segment for the fourth quarter was partially offset by lower revenues and operating income from commercial customers in our non-regulated telecommunications and other segments.  Operating income in the fourth quarter of Fiscal 2004 includes $8 million of restructuring charges, primarily in the regulated segment, related to the company’s previously announced reorganization, as well as $10 million of facilities closure costs in the non-regulated telecommunications segment. The fourth quarter net income was $76 million in Fiscal 2004 compared to $80 million in Fiscal 2003, and decreased primarily due to the restructuring and facilities closure costs, as well as higher net interest expense.

“With our reorganization complete, a funded backlog of $4.2 billion, and cash and marketable securities of $2.4 billion, SAIC is well positioned to continue our record of outstanding customer service and successful growth in Fiscal 2005 and beyond,” said Dahlberg.

SAIC is the nation’s largest employee-owned research and engineering company, providing information technology, systems integration and eSolutions to commercial and government customers.  SAIC engineers and scientists work to solve complex technical problems in national and homeland security, energy, the environment, space, telecommunications, health care and logistics.  With annual revenues of $6.7 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 43,000 employees at offices in more than 150 cities worldwide.  More information about SAIC can be found at www.saic.com.

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements.  Some of these factors include, but are not limited to, the risk factors set forth in the Company’s Annual Report on Form 10-K for the period ended January 31, 2003, and such other filings that the Company makes with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Year ended January 31
	2004	2003	2002
	(In millions, except per share amounts)

Revenues	$6,720	$5,903	$5,771
Costs and expenses:
Cost of revenues	5,584	4,815	4,611
Selling, general and administrative expenses	589	581	735
Goodwill impairment	7	13	3
Gain on sale of business units, net		(5)	(10)
Operating income	540	499	432
Non-operating income (expense):
Net gain (loss) on marketable securities and other investments, including impairment losses	6	(134)	(456)
Interest income	49	37	50
Interest expense	(80)	(45)	(14)
Other income, net	5	7	8
Minority interest in income of consolidated subsidiaries	(10)	(7)	(5)
Income from continuing operations before income taxes	510	357	15
Provision for income taxes	159	111	4
Income from continuing operations	351	246	11
Discontinued operations:
Gain from discontinued operations of INTESA joint venture, net of income tax expense of $5 million in 2002			7
Income before cumulative effect of accounting change	351	246	18
Cumulative effect of accounting change, net of tax			1
Net income	$351	$246	$19

Earnings per share:
Basic:
Income from continuing operations	$1.90	$1.26	$.05
Discontinued operations, net of tax			.03
Cumulative effect of accounting change, net of tax			.01
	$1.90	$1.26	$.09
Diluted:
Income from continuing operations	$1.86	$1.21	$.05
Discontinued operations, net of tax			.03
Before and after cumulative effect of accounting change	$1.86	$1.21	$.08

Common equivalent shares:
Basic	185	196	215
Diluted	189	203	228

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	January 31
	2004	2003
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$1,100	$1,095
Investments in marketable securities	1,265	1,093
Receivables, net	1,367	1,128
Prepaid expenses and other current assets	162	98
Deferred income taxes	34	90
Total current assets	3,928	3,504
Property, plant and equipment	472	406
Intangible assets	60	28
Goodwill	347	137
Prepaid pension assets	556	558
Other assets	130	171
	$5,493	$4,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,013	$939
Accrued payroll and employee benefits	457	382
Income taxes payable	193	214
Notes payable and current portion of long-term debt	50	17
Total current liabilities	1,713	1,552
Long-term debt, net of current portion	1,232	897
Deferred income taxes	49	47
Other long-term liabilities	271	269
Commitments and contingencies
Minority interest in consolidated subsidiaries	38	32
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	1,962	1,691
Retained earnings	348	401
Other stockholders’ equity	(92)	(73)
Accumulated other comprehensive loss	(30)	(14)
Total stockholders’ equity	2,190	2,007
	$5,493	$4,804